Exhibit 99.1

Holly Corporation Announces Commencement of Final Construction on UNEV Pipeline

DALLAS, TX – July 6, 2010 – Holly Corporation (NYSE:HOC) and Sinclair Transportation announced today the commencement of the final construction phase on its UNEV pipeline, a 406-mile pipeline transporting refined products from Salt Lake City, Utah to terminals in Cedar City, Utah and in Las Vegas, Nevada.

The necessary approvals and signatures have been received from the Bureau of Land Management (“BLM”) and construction will begin immediately on five of the seven construction spreads. The Notices to Proceed for the last two construction spreads should be issued as soon as pre-construction meetings with the BLM are completed over the next few weeks.

UNEV expects mechanical completion of this pipeline to occur in early 2011, with service to begin later in 2011. Construction of the Cedar City, Utah and Las Vegas, Nevada terminals are nearing completion.

“We are pleased to enter our last phase of construction on this pipeline project”, said Matt Clifton, Chairman and CEO of Holly. Clifton added, “This is a valuable and important infrastructure project which will provide for the long-term cost effective supply of transportation fuels to southwest Utah and Las Vegas.”

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.

The following is a ‘safe harbor’ statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are ‘forward-looking statements’ within the meaning of the federal securities laws, including, but not limited to, statements identified by the words, “expect,” “anticipate,” “believe,” “plan,” “intend,” “will,” and “forecast,” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include our ability to complete and integrate the UNEV pipeline and those additional risks contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, contact:

M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation

214/871-3555